Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

SANCHEZ ENERGY PARTNERS I, LP

AND

SANCHEZ ENERGY CORPORATION

[•], 2011

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Construction	6
ARTICLE 2 CONVEYANCE AND CLOSING	6
2.1 Conveyance	6
2.2 Consideration	7
2.3 Closing and Closing Deliveries	7
2.4 Order of Completion of Transactions	8
2.5 Over-Allotment Option	8
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SEP I	8
3.1 Organization	8
3.2 Authority and Approval	9
3.3 No Conflict; Consents	9
3.4 Capitalization; Title to Contributed Interests	10
3.5 Financial Information; Undisclosed Liabilities	11
3.6 Litigation; Laws and Regulations	12
3.7 No Adverse Changes	12
3.8 Taxes	12
3.9 Environmental Matters	12
3.10 Licenses; Permits	13
3.11 Contracts	14
3.12 Properties; Oil and Gas Matters	14
3.13 Hedging	15
3.14 Future Production	15
3.15 Lease Provisions; Suspense	16
3.16 Preferential Rights to Purchase and Required Consents to Assign	16
3.17 Transactions with Affiliates	16
3.18 Insurance	16
3.19 Brokerage Arrangements	16
3.20 Books and Records	16
3.21 Investment Intent	16
3.22 Waivers and Disclaimers	17
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	19
4.1 Organization and Existence	19
4.2 Authority and Approval	19
4.3 No Conflict; Consents	20
4.4 Brokerage Arrangements	20
4.5 Litigation	21
4.6 Valid Issuance; Listing	21
4.7 Investment Intent	21
ARTICLE 5 TAX MATTERS	22
5.1 Liability for Taxes	22
5.2 Tax Returns	23
5.3 Tax Treatment of Indemnity Payments	24

i

5.4 Transfer Taxes	24
5.5 Survival	24
5.6 Conflict	24
ARTICLE 6 INDEMNIFICATION UPON CLOSING	24
6.1 Indemnification of the Company	24
6.2 Indemnification of SEP I	25
6.3 Tax Indemnification	25
6.4 Survival	25
6.5 Demands	25
6.6 Right to Contest and Defend	26
6.7 Cooperation	26
6.8 Right to Participate	27
6.9 Payment of Damages	27
6.10 Limitations on Indemnification	27
6.11 Sole Remedy	28
6.12 Mutual Releases	28
ARTICLE 7 MISCELLANEOUS	29
7.1 Expenses	29
7.2 Notices	30
7.3 Governing Law	30
7.4 Public Statements	30
7.5 Entire Agreement; Amendments and Waivers	30
7.6 Binding Effect and Assignment	31
7.7 Severability	31
7.8 Interpretation	31
7.9 Headings and Disclosure Schedules	31
7.10 Multiple Counterparts	31

Disclosure Schedules

Prepared by SEP I:

Disclosure Schedule 3.5(b)

Disclosure Schedule 3.14

Disclosure Schedule 3.16

ii

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of [•], 2011, by and between Sanchez Energy Partners I, LP, a Delaware limited partnership (“SEP I”), and Sanchez Energy Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, SEP I formed the Company under the terms of the Delaware General Corporation Law and contributed $10.00 in exchange for all the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

WHEREAS, SEP I formed SEP Holdings III, LLC (“SEP III”) under the terms of the Delaware Limited Liability Company Act and holds beneficially and of record all the membership interests in SEP III (the “Contributed Interests”).

WHEREAS, SEP I has caused its wholly-owned subsidiary, SEP Holdings II, LLC, a Delaware limited liability company, to contribute certain unconventional Oil and Gas Properties (as defined herein) consisting of undeveloped leaseholds, proven oil and natural gas reserves and related equipment to SEP III (the “Contributed Assets”).

WHEREAS, immediately prior to the closing of the transactions contemplated by this Agreement, in connection with the Company’s initial public offering of shares of Common Stock (the “IPO”), the public has purchased from the Company for $[•] in cash, less certain underwriters’ discounts and commissions of [•]%, [•] shares of Common Stock.

WHEREAS, SEP I desires to contribute all the membership interests of SEP III to the Company pursuant to the terms of this Agreement in return for the Aggregate Consideration in a transaction described in Section 351 of the Code.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate” when used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person; provided, however, that (i) with respect to SEP I, the term “Affiliate” shall exclude the Company and its subsidiaries (other than SEP III, except as provided in clause (iii) below), (ii) with respect to the Company, the term “Affiliate” shall exclude SEP I and its subsidiaries (other than SEP III, except as provided in clause (iii) below) and (iii) SEP III shall be deemed to be an “Affiliate” (x) prior to the Closing, of SEP I and (y) on and after the Closing, of the Company. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Consideration” shall have the meaning ascribed to such term in Section 2.2(a).

“Agreement” has the meaning ascribed to such term in the preamble.

“Ancillary Agreements” means each of the Services Agreement, the License Agreement, the Contract Operating Agreement and the Registration Rights Agreement.

“Applicable Law” shall have the meaning ascribed to such term in Section 3.3(a).

“Cash Consideration” shall have the meaning ascribed to such term in Section 2.2(a)(i).

“Ceiling Amount” shall have the meaning ascribed to such term in Section 6.10(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Closing” shall have the meaning ascribed to such term in Section 2.3(a).

“Closing Date” shall have the meaning ascribed to such term in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning ascribed to such term in the recitals.

“Company” has the meaning ascribed to such term in the preamble.

“Company Indemnified Parties” shall have the meaning ascribed to such term in Section 6.1.

“Company Material Adverse Effect” means a material adverse effect on or material adverse change in the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

“Contract Operating Agreement” means that certain Contract Operating Agreement, dated as of the date hereof, between the Company and SOG.

“Contributed Assets” has the meaning ascribed to such term in the recitals.

“Contributed Business” means any businesses conducted or operated using any of the Contributed Assets, including the associated liabilities.

“Contributed Business Material Adverse Effect” means a material adverse effect on or material adverse change in: (i) the business, assets, liabilities, properties, financial condition or results of operations of the Contributed Business, other than any effect or change (x) in the oil and natural gas exploration and production industries generally (including any change in the prices of oil and natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or (y) in United States or global economic conditions or financial markets in general (provided, that in the case of clauses (x) and (y) the impact on the Contributed Business is not materially disproportionate to the impact on similarly situated parties); or (ii) the ability of SEP I and its Affiliates to perform their respective obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

“Contributed Interests” has the meaning ascribed to such term in the recitals.

“Contributing Indemnified Parties” shall have the meaning ascribed to such term in Section 6.2.

“control” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” shall have the meaning ascribed to such term in Section 6.10(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; and (xii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“Equity Consideration” shall mean the shares of Common Stock issued pursuant to Section 2.2(a)(ii).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” “contaminant” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Historical Financial Information” means the audited carve-out balance sheets of the Contributed Assets as of December 31, 2009 and 2010 and the related carve-out statements of operations, parent net investment and cash flows for each of the three years in the period ended December 31, 2010 and the unaudited carve-out balance sheet of the Contributed Assets as of September 30, 2011, the related unaudited carve-out statements of operations and cash flows for the nine-months ended September 30, 2010, and the related unaudited carve-out statements of parent net investment for the nine-months ended September 30, 2011.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“Indemnity Claim” shall have the meaning ascribed to such term in Section 6.5.

“IPO” has the meaning ascribed to such term in the recitals.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“License Agreement” means that certain Geophysical Seismic Data Use License Agreement, dated as of the date hereof, among SOG, the Company and SEP III.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” shall have the meaning ascribed to such term in Section 3.11(a).

“Minimum Claim Amount” shall have the meaning ascribed to such term in Section 6.10(a).

“Notice” shall have the meaning ascribed to such term in Section 7.2.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Properties” means fee mineral interest, term mineral interests, Leases, subleases, farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under or attributable to the foregoing.

“Option Closing Date” shall have the meaning ascribed to such term in the Underwriting Agreement.

“Option Period” means the later of (i) 30 days from the date of the Underwriting Agreement and (ii) if the Underwriters shall have given notice of exercise of the Over-Allotment Option within 30 days from the date of the Underwriting Agreement but with an Option Closing Date after such date, to the extent permitted by the Underwriting Agreement, the date of such last Option Closing Date.

“Optional Shares” shall have the meaning ascribed to such term in the Underwriting Agreement.

“Over-Allotment Option” means the option to purchase all or any portion of the Optional Shares to cover over-allotments, if any, granted by the Company to the Underwriters pursuant to the Underwriting Agreement.

“Permits” shall have the meaning ascribed to such term in Section 3.10(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the Contributed Assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of the Contributed Assets, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Contributed Business.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Post-Closing Liabilities” shall have the meaning ascribed to such term in Section 6.2.

“Properties” means, collectively, all Oil and Gas Properties and all interests in other real and personal property which are owned by SEP III.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between the Company and SEP I.

“Registration Statement” shall have the meaning ascribed to such term in Section 3.5(a).

“Reservoir Engineers” shall have the meaning ascribed to such term in Section 3.12(b).

“Reserve Report” shall have the meaning ascribed to such term in Section 3.12(b).

“SOG” means Sanchez Oil & Gas Corporation, a Delaware corporation.

“SEP I” has the meaning ascribed to such term in the preamble.

“SEP III” has the meaning ascribed to such term in the recitals.

“Securities Act” shall have the meaning ascribed to such term in Section 3.21.

“Services Agreement” means that certain Services Agreement, dated as of the date hereof, between the Company and SOG.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” shall have the meaning ascribed to such term in Section 5.2(a).

“Tax Losses” shall have the meaning ascribed to such term in Section 5.1(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 5.4.

“Underwriters” means the underwriters named in Schedule A to the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement, dated as of —, 2011, by and between the Company and Johnson Rice & Company L.L.C., as representative of the several Underwriters.

1.2 Construction. In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE 2

CONVEYANCE AND CLOSING

2.1 Conveyance. Upon the terms and subject to the conditions set forth in this Agreement, on the date hereof (the “Closing Date”), SEP I shall grant, contribute, transfer, assign, and convey the Contributed Interests to the Company, and the Company shall acquire the Contributed Interests from SEP I.

2.2 Consideration.

(a)	The aggregate consideration to be transferred by the Company to SEP I for the Contributed Interests on the Closing Date (the “Aggregate Consideration”) shall consist of:

(i)	a distribution to SEP I of an amount equal to $[•] (the “Cash Consideration”); and

(ii)	[•] shares of Common Stock (the “Equity Consideration”).

(b)	The Cash Consideration shall be distributed by the Company to SEP I at the Closing by separate wire or interbank transfer of immediately available funds to the account(s) specified by SEP I. The shares of Common Stock issued pursuant hereto shall be issued subject to federal and state securities laws.

2.3 Closing and Closing Deliveries.

(a)	The closing (the “Closing”) of the contribution of the Contributed Interests pursuant to this Agreement shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP on the Closing Date, commencing at [•] a.m., Houston, Texas time.

(b)	At the Closing, SEP I shall deliver, or cause to be delivered, to the Company the following:

(i)	a counterpart of each Ancillary Agreement, duly executed by SEP I or SOG, as applicable;

(ii)	one or more assignment and instruction letters in respect of the Contributed Interests assigning the Contributed Interests to the Company and directing SEP III to reflect the transfer of such Contributed Interests to the Company on the books of SEP III;

(iii)	A long-form certificate of good standing of recent date of each of SEP I and SEP III;

(iv)	Foreign qualification certificates of recent date of SEP III for each jurisdiction in which it is licensed or qualified to do business; and

(v)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

(c)	At the Closing, the Company shall deliver, or cause to be delivered, to SEP I the following:

(i)	a counterpart of each Ancillary Agreement, duly executed by the Company and SEP III (in the case of the License Agreement);

(ii)	the Cash Consideration as provided in Section 2.2(a)(i); and

(iii)	an aggregate of [•] certificated or, at the Company’s election, non-certificated shares of Common Stock in book-entry form for the account(s) specified by SEP I issued pursuant hereto.

2.4 Order of Completion of Transactions. The transactions and other actions provided for in Article 2 other than as contemplated by Section 2.5 shall be completed on the Closing Date immediately following consummation of the IPO and deemed to occur concurrently with the execution and delivery of this Agreement by the parties hereto.

2.5 Over-Allotment Option. Upon the expiration of the Option Period, SEP I shall receive from the Company (i) a number of shares of Common Stock that is equal to one-half of the Optional Shares minus one-half of the aggregate number of shares of Common Stock, if any, actually purchased by and issued to the Underwriters pursuant to the exercise of the Over-Allotment Option during the Option Period, and (ii) a cash amount equal to one-half of the aggregate amount of proceeds, if any, paid by the Underwriters to the Company with respect to the shares of Common Stock purchased by and issued to the Underwriters pursuant to the exercise of the Over-Allotment Option. On such date, the Company shall deliver to SEP I the number of certificated or, at the Company’s election, non-certificated shares of Common Stock in book-entry form for the account(s) specified by SEP I required by clause (i) of the preceding sentence and the cash consideration required by clause (ii) of the preceding sentence by separate wire or interbank transfer of immediately available funds to the account(s) specified by SEP I. For purposes of this Agreement the terms “Aggregate Consideration,” “Cash Consideration” and “Equity Consideration” shall be deemed to include, as applicable, the shares of Common Stock and cash consideration contemplated by this Section 2.5, other than to the extent such terms are used to describe the consideration required to be delivered by the Company on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SEP I

SEP I hereby represents and warrants to the Company as follows:

3.1 Organization.

(a)	SEP I is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets, including the Properties, and to carry on its business as now conducted. SEP I is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it, including the Properties, or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Contributed Business Material Adverse Effect.

(b)	SEP III is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets, including the Properties, and to carry on its business as now conducted. SEP III is duly licensed or qualified to do business and is in good standing in the states in which the character of the Properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Contributed Business Material Adverse Effect. SEP III has made available to the Company true and complete copies of the certificate of formation and limited liability company agreement of SEP III in effect as of the date of this Agreement.

3.2 Authority and Approval.

(a)	SEP I has full limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by SEP I of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by SEP I has been duly authorized and approved by all requisite limited partnership action on the part of SEP I. This Agreement has been duly executed and delivered by SEP I and constitutes the valid and legally binding obligation of SEP I, enforceable against SEP I in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	SEP I has full limited partnership power and authority to execute and deliver each Ancillary Agreement to which it will be a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by SEP I of each of the Ancillary Agreements to which it will be a party, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited partnership action on the part of SEP I. When executed and delivered by SEP I thereto, each Ancillary Agreement to which it will be a party will constitute a valid and legally binding obligation of SEP I enforceable against SEP I in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict; Consents.

(a)

The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will be a party by SEP I does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of limited partnership, certificate of formation, partnership agreement or limited liability company agreement, as the case may be, of SEP I or SEP III, (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SEP I, SEP III, the Contributed Assets or the Contributed Business (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which SEP I or SEP III is a party or by which it, the Contributed Business or any of the Contributed Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Contributed Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Contributed Business Material Adverse Effect.

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by SEP I or SEP III with respect to the Contributed Assets or the Contributed Business in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Contributed Business Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

3.4 Capitalization; Title to Contributed Interests.

(a)

SEP I owns, beneficially and of record, all of the Contributed Interests free and clear of all Liens and will convey good and marketable title to the Contributed Interests to the Company. The Contributed Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Contributed Interests (except the contribution of the Contributed Interests contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Contributed Interests have been duly authorized and are validly issued, fully paid (to the extent required under the limited liability company agreement of SEP III) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act). SEP I is the sole member of SEP III.

(b)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, SEP I or SEP III to purchase or otherwise acquire or to sell or otherwise dispose of the Contributed Interests, except as contemplated by this Agreement.

3.5 Financial Information; Undisclosed Liabilities.

(a)	SEP I has provided the Company with the Historical Financial Information set forth in the Company’s Registration Statement (Registration No. 333-176613), as amended or supplemented through the date hereof (the “Registration Statement”). The Historical Financial Information presents fairly in all material respects the financial position of the Contributed Business as of the dates thereof and for the periods then ended and the results of operations of the Contributed Business for the period covered thereby, subject to normal and recurring adjustments. There are no off-balance sheet arrangements that have or are reasonably likely to have a Contributed Business Material Adverse Effect. The Historical Financial Information has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. There were no changes in the method of application of SEP I’s accounting policies or changes in the method of applying SEP I’s use of estimates in the preparation of the Historical Financial Information as compared with past practice.

(b)	There are no liabilities or obligations of SEP III or the Contributed Business of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against it in the Historical Financial Information, (ii) current liabilities incurred in the ordinary course of business since September 30, 2011, (iii) liabilities or obligations set forth on Disclosure Schedule 3.5(b) and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Contributed Business Material Adverse Effect.

3.6 Litigation; Laws and Regulations.

(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to SEP I’s knowledge, threatened against or affecting SEP III, the Contributed Assets, the Contributed Business or any of the operations of SEP I related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting SEP I, SEP III, the Contributed Assets, the Contributed Business or any of the operations of SEP I related thereto, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Contributed Business Material Adverse Effect.

(b)	Neither SEP I nor SEP III is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Contributed Business Material Adverse Effect.

3.7 No Adverse Changes. Since September 30, 2011, to the knowledge of SEP I:

(a)	there has not been a Contributed Business Material Adverse Effect;

(b)	the Contributed Business and the Contributed Assets have been operated and maintained in the ordinary course of business;

(c)	there has not been any material damage, destruction or loss to any portion of the Contributed Assets, whether or not covered by insurance; and

(d)	there is no contract, commitment or agreement to do any of the foregoing.

3.8 Taxes. Except as would not reasonably be expected to have a Contributed Business Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to SEP III, the Contributed Business or the Contributed Assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by SEP I or SEP III or any of their Affiliates with respect to the Contributed Assets or the Contributed Business, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Contributed Assets that arose in connection with any failure (or alleged failure) to pay any Tax on any of the Contributed Assets or the Contributed Business, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to SEP III, the Contributed Business or the Contributed Assets. SEP III has been since formation, and will be at Closing, disregarded for federal income tax purposes under Treasury Regulation Section 301.7701-3(b)(1)(ii).

3.9 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Contributed Business Material Adverse Effect: (a) SEP III, the Contributed Business, the Contributed Assets and SEP I’s operations relating thereto are in material compliance with applicable Environmental Laws; (b) to the knowledge of SEP I, no circumstances exist with respect to SEP III, the Contributed Business, the Contributed Assets or SEP I’s operations relating thereto that give rise to an obligation by SEP I or SEP III to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) SEP III, the Contributed Assets, the Contributed Business and SEP I’s operations related thereto are not subject to any pending or, to the knowledge of SEP I, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by SEP III, with respect to the Contributed Assets or the Contributed Business, by SEP I under any Environmental Law in connection with the Contributed Business, the Contributed Assets or SEP I’s operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by, and in the process of ownership transfer to, SEP III at the time of the Closing or have been waived; and (e) there has been no release of any Hazardous Material into the environment by SEP I, SEP III or the Contributed Assets during SEP I’s operations relating thereto, except in compliance with applicable Environmental Law.

3.10 Licenses; Permits.

(a)	As of the date of this Agreement, SEP III has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of the Contributed Business as now being conducted (collectively, “Permits”), except in each case for such items which the failure to obtain or have waived would not result in a Contributed Business Material Adverse Effect.

(b)	All Permits are validly held by SEP III and are in full force and effect, except as would not reasonably be expected to have a Contributed Business Material Adverse Effect.

(c)	SEP III has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Contributed Business Material Adverse Effect.

(d)	The Permits (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Contributed Business Material Adverse Effect.

(e)	No proceeding is pending or, to SEP I’s knowledge, threatened with respect to any alleged failure by SEP III to have any material Permit necessary for the operation of any Contributed Asset or the conduct of the Contributed Business or to be in compliance therewith.

3.11 Contracts.

(a)	SEP I has made available to the Company true and complete copies of the following contracts and other agreements relating to the Contributed Assets or the Contributed Business, to which SEP III is a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	all of the unit agreements, farmout agreements, pooling agreements, pooling designations, joint operating agreements, unit operating agreements and operating agreements governing or relating to the Oil and Gas Properties;

(ii)	all of the production sales, marketing and processing agreements relating to the Oil and Gas Properties, other than such agreements which are terminable by SEP I or SEP III without penalty on 90 or fewer days’ notice; and

(iii)	any contracts or agreements (other than contracts for utility services) burdening the Properties that could reasonably be expected to obligate SEP I or SEP III to expend in excess of $100,000 in any calendar year.

(b)	With respect to the Contributed Assets: (A) each Material Contract is legal, valid and binding on and enforceable against SEP III and in full force and effect; (B) each Material Contract will continue to be legal, valid and binding on and enforceable against SEP III and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) SEP III is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Material Contract; and (D) to SEP I’s knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract.

3.12 Properties; Oil and Gas Matters.

(a)	All major items of operating equipment, owned or leased, that comprise the Contributed Assets are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

(b)

Except for goods (including Hydrocarbons produced from SEP III’s consolidated oil and gas properties) and other property sold, used or otherwise disposed of since the date of the Reserve Report in the ordinary course of business, SEP III has good and defensible title to all the Oil and Gas Properties forming the basis for the reserves reflected in the reserve report of Ryder Scott Company, L.P. (the “Reservoir Engineers”), as of June 30, 2011, relating to SEP I’s interests referred to therein that have subsequently been transferred to the Company (the “Reserve Report”), free and clear of any Liens, except for Permitted Liens and the following liens or other imperfections of title: (i) Liens reflected in the Reserve Report; (ii) Liens in favor of the operator arising under operating agreements and statutory Liens securing payment by the first purchaser to the producer; (iii) imperfections of title that do not (A) materially reduce the value of any of the Contributed Assets or (B) interfere with the production and sale of Hydrocarbons for the account of SEP III from any of the Contributed Assets; and (iv) Liens and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of SEP III or its predecessors in title to, or the receipt of production revenues from, the property affected thereby. The historical information supplied by SEP I to the Reservoir Engineers underlying the estimates of the reserves reflected in the Reserve Report, including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or natural gas sales or marketing contracts or under hedging arrangements, costs of operations and development and working interest and net revenue information relating to interests owned by SEP I and its subsidiaries, was true and correct in all material respects on the date such information was supplied to the Reservoir Engineers. To SEP I’s knowledge, the estimates of future capital expenditures and other future exploration and development costs supplied by SEP I to the Reservoir Engineers were prepared in good faith by the management of SOG.

(c)	There has been no change in respect of the matters addressed in the Reserve Report that would have a Contributed Business Material Adverse Effect.

3.13 Hedging. Except for the commodity derivative contract to be contributed from SEP I to the Company as described in the Registration Statement, there are no futures, hedge, swap, collar, put, call, floor, cap, option and other similar contracts to which SEP I or any of its subsidiaries (including SEP III) is a party or is bound that comprise any of the Contributed Assets and that are intended to reduce or eliminate the risk of fluctuations in interest rates, currency exchange rates or the price of commodities, including Hydrocarbons.

3.14 Future Production. Except as set forth in Disclosure Schedule 3.14, neither SEP I nor its subsidiaries is obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver Hydrocarbons having a value in excess of $[•] attributable to the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. None of the Oil and Gas Properties are subject to an allowable penalty under Applicable Law that would prevent any well on such property from being entitled to its full legal and regular allowable from and after the Closing Date, the effect of which would be to materially reduce the projected production from such property as set out in the Reserve Report. Disclosure Schedule 3.14 sets forth a summary of SEP I’s and its subsidiaries gas balancing obligations with respect to the Oil and Gas Properties, including the amounts of any over production and under production imbalances.

3.15 Lease Provisions; Suspense. All rents, royalties, overriding royalty interests and other payments due with respect to production from the Oil and Gas Properties have been timely and properly paid, except amounts (i) that are properly being held in suspense, or (ii) as have not had and are not reasonably likely to have, individually or in the aggregate, a Contributed Business Material Adverse Effect. SEP I has made available to the Company or the Company’s counsel for review SEP I’s and its subsidiaries’ suspense register(s) with respect to the Oil and Gas Properties listing all amounts held in suspense by SEP I and its subsidiaries with respect to the Oil and Gas Properties.

3.16 Preferential Rights to Purchase and Required Consents to Assign. As of the date hereof, except as set forth in Disclosure Schedule 3.16, no Contributed Asset is subject to any preferential right to purchase, right of first refusal or other agreement that gives a third party the right to purchase such Contributed Asset as a result of the transactions contemplated hereby, or requires the consent of any third party to consummate the transactions contemplated hereby.

3.17 Transactions with Affiliates. Except as otherwise contemplated in this Agreement, SEP III is not a party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between SEP III, on the one hand, and any of SEP I’s Affiliates, on the other hand.

3.18 Insurance. All insurance policies relating to the Contributed Assets are, and after Closing will continue, in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew outside the ordinary course of business, any such insurance policy has been received by SEP I.

3.19 Brokerage Arrangements. SEP I has not entered (directly or indirectly) into any agreement with any Person that would obligate SEP I to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby or thereby.

3.20 Books and Records. Accurate copies of the respective books of account, minute books, stock or other equity record books of SEP III have been made available for inspection to the Company.

3.21 Investment Intent. SEP I is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), including as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related interpretations of the Securities and Exchange Commission, and has substantial experience in analyzing and investing in entities like the Company and is capable of evaluating the merits and risks of its investment in the Company. SEP I is being issued the Equity Consideration solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. SEP I acknowledges that (i) the Equity Consideration will not be registered under the Securities Act or any applicable state securities law, (ii) that such Equity Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable and (iii) the Company may adopt any procedures and take any steps it deems reasonably necessary to prevent any transfers of the Equity Consideration in violation of applicable federal and state securities laws, including issuing stop transfer orders to its transfer agent. SEP I understands and agrees that the Equity Consideration is not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state or other securities laws. SEP I understands that neither the Securities and Exchange Commission nor any state agency nor any other governmental authority has passed upon or made any recommendation or endorsement of the Equity Consideration. SEP I acknowledges that a certificate representing the Equity Consideration would or will, as the case may be, bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SANCHEZ ENERGY CORPORATION THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

3.22 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY SEP I IN THIS AGREEMENT, SEP I HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE CONTRIBUTED ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE CONTRIBUTED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE CONTRIBUTED ASSETS, (B) THE INCOME TO BE DERIVED FROM THE CONTRIBUTED ASSETS, (C) THE SUITABILITY OF THE CONTRIBUTED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE CONTRIBUTED ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT

LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CONTRIBUTED ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SEP I ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE OIL AND GAS PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE CONTRIBUTED ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES SEP I OR THE COMPANY ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE OIL AND GAS PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICING AND VALUE ESTIMATES UPON WHICH THE COMPANY HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF THE OIL AND GAS PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO THE COMPANY IN CONNECTION WITH THE CONTRIBUTED ASSETS OR THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE OIL AND GAS PROPERTIES, WORKING INTERESTS OR NET REVENUE INTERESTS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LEASES, RESERVES CATEGORIZATION, ENVIRONMENTAL CONDITION OF THE OIL AND GAS PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO THE COMPANY BY SEP I OR BY SEP I’S AGENTS OR REPRESENTATIVES). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY SEP I IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT THE COMPANY’S SOLE RISK. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, NEITHER SEP I NOR ANY OF ITS AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO SEP I, THE CONTRIBUTED BUSINESS OR THE CONTRIBUTED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.22 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO SEP I, SEP III, THE CONTRIBUTED BUSINESS OR THE CONTRIBUTED ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SEP I as follows:

4.1 Organization and Existence. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2 Authority and Approval.

(a)	The Company has full corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Company have been duly authorized and approved by all requisite corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	The Company has full corporate power and authority to execute and deliver each Ancillary Agreement, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by the Company of each of the Ancillary Agreements, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite corporate action of the Company. When executed and delivered by each of the parties party thereto, each Ancillary Agreement will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict; Consents.

(a)	This execution, delivery and performance of this Agreement by the Company does not, and the execution, delivery and performance by the Company of each of the Ancillary Agreements by the Company will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Company or any property or asset of the Company; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

4.4 Brokerage Arrangements. Other than as disclosed in the Registration Statement, the Company has not entered (directly or indirectly) into any agreement with any Person that would obligate the Company or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby or thereby.

4.5 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Company’s knowledge, threatened that (a) questions or involves the validity or enforceability of any of the Company’s obligations under this Agreement or any of the Ancillary Agreements or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Company of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (ii) damages in connection with any such consummation.

4.6 Valid Issuance; Listing.

(a)	The offer and sale of the shares Common Stock pursuant hereto have been duly authorized by the Company and, when issued and delivered to SEP I in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws.

(b)	The Common Stock is listed on the NYSE, and the Company has not received any notice of delisting.

4.7 Investment Intent. The Company is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, including as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related interpretations of the Securities and Exchange Commission, and has substantial experience in analyzing and investing in entities like SEP III and is capable of evaluating the merits and risks of its investment in SEP III. The Company is acquiring the Contributed Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Company acknowledges that (i) the Contributed Interests will not be registered under the Securities Act or any applicable state securities law, (ii) that such Contributed Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable and (iii) SEP III may adopt any procedures and take any steps it deems reasonably necessary to prevent any transfers of the Contributed Interests in violation of applicable federal and state securities laws, including issuing stop transfer orders to its transfer agent. The Company understands and agrees that the Contributed Interests are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state or other securities laws. The Company understands that neither the Securities and Exchange Commission nor any state agency nor any other governmental authority has passed upon or made any recommendation or endorsement of the Contributed Interests. The Company acknowledges that a certificate representing the Contributed Interests would bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SEP HOLDINGS III, LLC THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER.

ARTICLE 5

TAX MATTERS

5.1 Liability for Taxes.

(a)	SEP I shall be liable for, and shall indemnify and hold the Company and its respective subsidiaries (including SEP III) harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by SEP III, the Contributed Assets or the Contributed Business by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to and including the Closing Date or (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to SEP III, the Contributed Assets or the Contributed Business with respect to the period prior to and including the Closing Date.

(b)	The Company shall be liable for, and shall indemnify and hold SEP I and its Affiliates (other than the Company and its subsidiaries, including SEP III) harmless from, any Tax Losses imposed on or incurred by SEP III, the Contributed Assets or the Contributed Business with respect to the period after the Closing Date.

(c)

Whenever it is necessary for purposes of this Article 5 to determine the amount of any Taxes imposed on or incurred by SEP III, the Contributed Assets or the Contributed Business for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to SEP III, the Contributed Assets or the Contributed Business and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to SEP III, the Contributed Assets or the Contributed Business shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If the Company or its Affiliates receives a refund of any Taxes that SEP I is responsible for hereunder, or if SEP I or its Affiliates receive a refund of any Taxes that the Company is responsible for hereunder, the party receiving such refund shall, within 90 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary steps to claim any such refund.

5.2 Tax Returns.

(a)	SEP I shall cause to be included in its federal income Tax Returns (and its state income and Texas franchise Tax Returns) for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to the Contributed Assets or Contributed Business which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

(b)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to SEP III, the Contributed Assets or the Contributed Business that is not described in Section 5.2(a) above, SEP I shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(c)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to SEP III, the Contributed Assets or the Contributed Business, SEP I shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, furnish a copy of such Tax Return to the Company, file timely such Tax Return with the appropriate Taxing Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover the amount of Tax Losses attributable to the portion of the taxable period occurring after the Closing Date pursuant to Sections 5.1(b) and 5.1(c)).

(d)	Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of SEP III, the Contributed Assets or the Contributed Business shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

5.3 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under this Article 5, shall be treated as increases or decreases to the Cash Consideration for Tax purposes.

5.4 Transfer Taxes. The Company shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by Applicable Law, SEP I shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.5 Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

5.6 Conflict. In the event of a conflict between the provisions of this Article 5 and any other provisions of this Agreement, the provisions of this Article 5 shall control.

ARTICLE 6

INDEMNIFICATION UPON CLOSING

6.1 Indemnification of the Company. Subject to the limitations set forth in this Agreement, SEP I, from and after the Closing Date, shall indemnify and hold the Company, its Affiliates and their respective securityholders, directors, officers and employees (the “Company Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Company Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of SEP I in this Agreement, (ii) any breach of any agreement or covenant on the part of SEP I made under this Agreement or in connection with the transactions contemplated hereby or (iii) any breach or violation of any Environmental Laws by SEP III or SEP I or its other Affiliates (including SEP Holdings II, LLC) with respect to the Contributed Assets that occurred prior to Closing. For purposes of this Section 6.1, whether SEP I has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Contributed Business Material Adverse Effect”).

6.2 Indemnification of SEP I. Subject to the limitations set forth in this Agreement, the Company shall indemnify and hold SEP I, its Affiliates and their respective securityholders, directors, officers and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (i) the ownership of SEP III or the Contributed Assets and the operation of the Contributed Business after Closing, except to the extent SEP I is required to indemnify the Company Indemnified Parties under Section 6.1 (the “Post-Closing Liabilities”), (ii) any breach or inaccuracy of a representation or warranty of the Company in this Agreement or (iii) any breach of any agreement or covenant on the part of the Company made under this Agreement or in connection with the transactions contemplated hereby. For purposes of this Section 6.2, whether the Company has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Company Material Adverse Effect”).

6.3 Tax Indemnification. With the exception of a breach or inaccuracy of the representations and warranties of SEP I contained in Section 3.8, nothing in this Article 6 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 5.

6.4 Survival. All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that (i) SEP I’s indemnification obligations under clause (iii) of Section 6.1 shall terminate and expire on the first anniversary of the Closing and (ii) the representations and warranties set forth in Articles 3 and 4 shall terminate and expire on the Closing Date, except (a) the representations and warranties of SEP I set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.19 and Section 3.21 shall survive forever and (b) the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.6(a) and Section 4.7 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 6 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 6 to indemnification on the basis of that representation and warranty prior to its termination and expiration. The indemnification obligations under this Article 6 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

6.5 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

6.6 Right to Contest and Defend. The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

6.7 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

6.8 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

6.9 Payment of Damages. The indemnification required hereunder in respect of Indemnity Claims shall be made by periodic payments of the amount of Damages in connection therewith, within 10 days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.

6.10 Limitations on Indemnification.

(a)	To the extent that the Company Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1, SEP I shall be liable only if (i) the Damages with respect to a claim exceed $100,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $2,000,000 (the “Deductible Amount”), and then SEP I shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall SEP I’s aggregate liability to the Company Indemnified Parties under Section 6.1 exceed $10,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2 and Section 3.4 and (ii) the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.4; provided, that SEP I’s aggregate liability for a breach or inaccuracy of such Section 3.4 shall not exceed an amount equal to the Aggregate Consideration (based on the per share price to the public of the shares of Common Stock issued in the IPO) minus the amount of all other Damages payable by SEP I hereunder.

(b)

To the extent the Contributing Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.2, the Company shall be liable only if (i) the Damages with respect to a claim exceed the Minimum Claim Amount and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, the Deductible Amount, and then the Company shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Company’ aggregate liability to the Contributing Indemnified Parties under Section 6.2 exceed the Ceiling Amount. Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.6(a) and (ii) the Ceiling Amount

shall not apply to (i) breaches or inaccuracies of representations and warranties contained in Section 4.6(a) or (ii) Post-Closing Liabilities; provided, that the Company’s aggregate liability for a breach or inaccuracy of such Section 4.6(a) shall not exceed an amount equal to the Aggregate Consideration (based on the per share price to the public of the shares of Common Stock issued in the IPO) minus the amount of all other Damages payable by the Company hereunder.

(c)	Additionally, neither the Company, on the one hand, nor SEP I, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.

6.11 Sole Remedy. No party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article 5 or this Article 6 (other than claims or causes of action arising from intentional fraud).

6.12 Mutual Releases.

(a)	Except (i) as provided in Section 6.12(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Contributing Indemnified Party is entitled to indemnification pursuant to this Article 6, effective as of the Closing Date, SEP I does hereby, for itself and its Affiliates, predecessors, successors and assigns, and, to the extent SEP I legally may, all Persons that at any time prior or subsequent to the Closing Date have been partners, directors, officers, members, agents or employees of SEP I (in each case, in their respective capacities as such), remise, release and forever discharge the Company, SEP III, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Closing Date have been stockholders, directors, officers, members, agents or employees of the Company or SEP III (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Damages whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, whether or not known as of the Closing Date.

(b)

Except (i) as provided in Section 6.12(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Company Indemnified Party is entitled to indemnification pursuant to this Article 6, the Company does hereby, for itself and SEP III and their respective Affiliates, successors and assigns, and, to the extent the Company legally may, all Persons that at any time prior to the Closing Date have been stockholders, directors, officers, members, agents or employees of the Company or SEP III (in each case, in their respective capacities as such), remise, release and forever discharge SEP I, its Affiliates, successors and assigns, and all Persons that at any time prior to the Closing Date have been partners, directors, officers, members, agents or employees of SEP I (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Damages whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, whether or not known as of the Closing Date.

(c)	Nothing contained in Section 6.12(a) or 6.12(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, including the applicable exhibits and schedules hereto and thereto, or any arrangement that is not to terminate as of the Closing Date.

(d)	SEP I shall not make any claim or demand, or commence any action asserting any claim or demand, including any claim for indemnification, against the Company or SEP III, or any other Person released pursuant to Section 6.12(a), with respect to any Damages released pursuant to Section 6.12(a). The Company shall not, and shall not permit SEP III, to make any claim or demand, or commence any action asserting any claim or demand, including any claim for indemnification, against SEP I, or any other Person released pursuant to Section 6.12(b), with respect to any Damages released pursuant to Section 6.12(b).

(e)	At any time, at the request of any other party, each party shall cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions of this Section 6.12.

ARTICLE 7

MISCELLANEOUS

7.1 Expenses. Except as otherwise provided herein or as disclosed in the Registration Statement or the Company’s final prospectus pursuant thereto filed under Rule 424(b) of the Securities Act, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

7.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

If to SEP I, addressed to:

Sanchez Oil & Gas Corporation

1111 Bagby, Suite 1600

Houston, Texas 77002

Attention: [•]

Telephone: (713) 783-8000

Telecopy: [•]

If to the Company, addressed to:

Sanchez Energy Corporation

1111 Bagby Street, Suite 1600

Houston, Texas 77002

Attention: Antonio R. Sanchez, III

Telephone: (713) 783-8000

Telecopy: [•]

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

7.3 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

7.4 Public Statements. Other than in connection with the Registration Statement (including the exhibits thereto) the parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such public disclosure determines in good faith that public disclosure is required by Applicable Law or stock exchange regulations.

7.5 Entire Agreement; Amendments and Waivers.

(a)	This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein or in the Ancillary Agreements.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

7.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by a party hereto without the prior written consent of the other party. Except as provided in Article 5 and Article 6, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

7.7 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Company and SEP I shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

7.8 Interpretation. It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.9 Headings and Disclosure Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules are incorporated in the definition of “Agreement.”

7.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SANCHEZ ENERGY PARTNERS I, LP By: SEP Management I, LLC, its general partner

By:
Name:
Title:

SANCHEZ ENERGY CORPORATION

By:
Name:
Title:

[Signature Page to Contribution, Conveyance and Assumption Agreement]